Exhibit 23.1

                    Consent of Independent Public Accountants

The Board of Directors
General Microwave Corporation:

We consent to incorporation by reference in the Form 8-K of Herley Industries, Inc. dated March 4, 1999 of our report dated May 11, 1998, which is based partially upon the report of other auditors, with respect to the consolidated balance sheets of General Microwave Corporation and subsidiaries as of February 28, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended February 28, 1998, which report appears in the February 28, 1998 annual report on Form 10-K of General Microwave Corporation and subsidiaries.

                                                  /s/   KPMG LLP
                                               ---------------------
                                                    KPMG LLP
Melville, New York
March 2, 1999

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